EXHIBIT 5.1

Dykema Gossett PLLC Franklin Square, Third Floor West 1300 I Street N.W. Washington, DC 20005 www.dykema.com Tel: (202) 906-8600 Fax: (202) 906-8669
September 7, 2010

Teucrium Commodity Trust
232 Hidden Lake Road, Building A
Brattleboro, Vermont 05301

Re:	Shares of Beneficial Interests – Teucrium Natural Gas Fund

Dear Gentlemen:

Teucrium Commodity Trust, a Delaware statutory trust (the “Trust”), has filed a Registration Sttatement on Form S-1, File No. 333-167593 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), in order to register for sale shares of beneficial interests (the “Shares”) in a series of the Trust that is denominated the “Teucrium WTI Crude Oil Fund” (the “Fund”).

We have examined the Trust’s Declaration of Trust, Bylaws and such other documents and records which, in our opinion, were necessary for the purpose of rendering this opinion.  On the basis of such examination, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinion is limited to the matters expressly set forth herein, and no opinion may be implied or inferred beyond those expressly stated.  Our opinion and other statements expressed herein are as of the date hereof, and we have no obligation to update this letter or to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the Registration Statement.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dykema Gossett PLLC

Dykema Gossett pllc

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